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                                                                      EXHIBIT 99

Private Securities Litigation Reform Act of 1995
Safe Harbor Compliance Statement for Forward-Looking Statements

In passing the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), Congress encouraged public companies to make "forward-looking statements" by creating a safe-harbor to protect companies from securities law liability in connection with forward-looking statements. We intend to qualify both our written and oral forward-looking statements for protection under the Reform Act.

In addition to the other information in this Quarterly Report on Form 10-Q, stockholders should carefully consider the following factors in evaluating us and our business, as well as the Risk Factors set forth in our Annual Report on Form 10-K as filed with the Securities and Exchange Commission on March 30, 2000.

To qualify oral forward-looking statements for protection under the Reform Act, a readily available written document must identify important factors that could cause actual results to differ materially from those in the forward-looking statements. We provide the following information in connection with our continuing effort to qualify forward-looking statements for the safe harbor protection of the Reform Act.


RISK FACTORS

Forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and are subject to known and unknown risks and uncertainties. Our forward-looking statements should be considered in light of the following important risk factors. Variations from our stated intentions or failure to achieve objectives could cause actual results to differ from those projected in our forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

WE HAVE ONLY RECENTLY ACHIEVED PROFITABILITY

We began operations in 1994 and achieved profitability in 1999. We operate in a new and rapidly evolving market and must, among other things:

         -        respond to competitive developments;

         - continue to upgrade and expand our product and services offerings; and

         -        continue to attract, retain and motivate our employees.

We cannot be certain that we will successfully address these risks. As a result, we cannot assure our investors that we will be able to continue to operate profitably in the future.

OUR FUTURE OPERATING RESULTS WILL LIKELY FLUCTUATE SIGNIFICANTLY

As a result of our limited operating history, we cannot predict our future revenues and operating results. However, we do expect our future revenues and operating results to fluctuate due to a combination of factors, including:

         - the growth in the acceptance of, and activity on, the Internet and the World Wide Web, particularly by corporate, institutional and government users;


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         -        the extent to which the public perceives that unauthorized access to and use of online information are threats to network security;

         - the volume and timing of orders, including seasonal trends in customer purchasing;

         - our ability to develop new and enhanced product and managed service offerings and expand our professional service capabilities;

         - our ability to provide scalable manage service offerings through our partners in a cost effective manner;

         - foreign currency exchange rates that affect our international operations;

         -        product and price competition in our markets; and

         - general economic conditions, both domestically and in foreign markets.


We increasingly focus our efforts on sales of enterprise-wide security solutions, which consist of our entire product suite and related professional services, rather than on the sale of component products. As a result, we expect that each sale may require additional time and effort from our sales staff. In addition, the revenues associated with particular sales vary significantly depending on the number of products licensed by a customer, the number of devices used by the customer and the customer's relative need for our professional services. Large individual sales, or even small delays in customer orders, can cause significant variation in our license revenues and results of operations for a particular period. The timing of large orders is usually difficult to predict and, like many software companies, many of our customers typically license most of our products in the last month of a quarter.

We cannot predict our operating expenses based on our past results. Instead, we establish our spending levels based in large part on our expected future revenues. As a result, if our actual revenues in any future period fall below our expectations, our operating results likely will be adversely affected because very few of our expenses vary with our revenues. Because of the factors listed above, we believe that our quarterly and annual revenues, expenses and operating results likely will vary significantly in the future.

WE FACE INTENSE COMPETITION IN OUR MARKET

The market for network security monitoring, detection and response solutions is intensely competitive, and we expect competition to increase in the future. We cannot guarantee that we will compete successfully against our current or potential competitors, especially those with significantly greater financial resources or brand name recognition. Our chief competitors generally fall within one of five categories:

         - internal information technology departments of our customers and the consulting firms that assist them in formulating security systems;
         - relatively smaller software companies offering relatively limited applications for network and Internet security;
         - large companies, including Axent Technologies and Network Associates, that sell competitive products and offerings, as well as other large software companies that have the technical capability and resources to develop competitive products;
         - software or hardware companies that could integrate features that are similar to our products into their own products; and
         - small and large companies with competitive offerings to components of our managed security service offerings.


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Mergers or consolidations among these competitors, or acquisitions of small competitors by larger companies, would make such combined entities more formidable competitors to us. Large companies may have advantages over us because of their longer operating histories, greater name recognition, larger customer bases or greater financial, technical and marketing resources. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements. They can also devote greater resources to the promotion and sale of their products than we can. In addition, these companies have reduced and could continue to reduce, the price of their security monitoring, detection and response products, which increases pricing pressures within our market.

Several companies currently sell software products (such as encryption, firewall, operating system security and virus detection software) that our customers and potential customers have broadly adopted. Some of these companies sell products that perform the same functions as some of our products. In addition, the vendors of operating system software or networking hardware may enhance their products to include the same kinds of functions that our products currently provide. The widespread inclusion of comparable features to our software in operating system software or networking hardware could render our products obsolete, particularly if such features are of a high quality. Even if security functions integrated into operating system software or networking hardware are more limited than those of our software, a significant number of customers may accept more limited functionality to avoid purchasing additional software.

For the above reasons, we may not be able to compete successfully against our current and future competitors. Increased competition may result in price reductions, reduced gross margins and loss of market share.

WE FACE RAPID TECHNOLOGICAL CHANGE IN OUR INDUSTRY AND FREQUENT INTRODUCTIONS OF NEW PRODUCTS

Rapid changes in technology pose significant risks to us. We do not control nor can we influence the forces behind these changes, which include:

         - the extent to which businesses and others seek to establish more secure networks;
         - the extent to which hackers and others seek to compromise secure systems;
         -        evolving computer hardware and software standards;
         -        changing customer requirements; and
         - frequent introductions of new products and product enhancements.


To remain successful, we must continue to change, adapt and improve our products in response to these and other changes in technology. Our future success hinges on our ability to both continue to enhance our current line of products and professional services and to introduce new products and services that address and respond to innovations in computer hacking, computer technology and customer requirements. We cannot be sure that we will successfully develop and market new products that do this. Any failure by us to timely develop and introduce new products, to enhance our current products or to expand our professional services capabilities in response to these changes could adversely affect our business, operating results and financial condition.

Our products involve very complex technology, and as a consequence, major new products and product enhancements require a long time to develop and test before going to market. Because this amount of time is difficult to estimate, we have had to delay the scheduled introduction of


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new and enhanced products in the past and may have to delay the introduction of new products and product enhancements in the future.

The techniques computer hackers use to gain unauthorized access to, or to sabotage, networks and intranets are constantly evolving and increasingly sophisticated. Furthermore, because new hacking techniques are usually not recognized until used against one or more targets, we are unable to anticipate most new hacking techniques. To the extent that new hacking techniques harm our customers' computer systems or businesses, affected customers may believe that our products are ineffective, which may cause them or prospective customers to reduce or avoid purchases of our products.

RISKS ASSOCIATED WITH OUR GLOBAL OPERATIONS

The expansion of our international operations includes our presence in dispersed locations throughout the world, including throughout Europe and the Asia/Pacific and Latin America regions. Our international presence and expansion exposes us to risks not present in our U.S. operations, such as:

         - the difficulty in managing an organization spread over various countries located across the world;

         - unexpected changes in regulatory requirements in countries where we do business;

         -        excess taxation due to overlapping tax structures;

         -        fluctuations in foreign currency exchange rates; and

         - export license requirements and restrictions on the export of certain technology, especially encryption technology and trade restrictions.

Despite these risks, we believe that we must continue to expand our operations in international markets to support our growth. To this end, we intend to establish additional foreign sales operations, expand our existing offices, hire additional personnel, expand our international sales channels and customize our products for local markets. If we fail to execute this strategy, our international sales growth will be limited.

WE MUST SUCCESSFULLY INTEGRATE ACQUISITIONS

As part of our growth strategy, we have and may continue to acquire or make investments in companies with products, technologies or professional services capabilities complementary to our solutions. When engaging in acquisitions, we could encounter difficulties in assimilating new personnel and operations into our company. These difficulties may disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. These difficulties could also include accounting requirements, such as amortization of goodwill or in-process research and development expense. We cannot be certain that we will successfully overcome these risks with respect to any of our future acquisitions or that we will not encounter other problems in connection with any future acquisitions. In addition, any future acquisitions may require us to incur debt or issue equity securities. The issuance of equity securities could dilute the investment of our existing stockholders.

WE DEPEND ON OUR INTELLECTUAL PROPERTY RIGHTS AND USE LICENSED TECHNOLOGY

We rely primarily on copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary rights. We have obtained one United States


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patent and have a patent application under review. We believe that the technological and creative skills of our personnel, new product developments, frequent product enhancements, our name recognition, our professional services capabilities and delivery of reliable product maintenance are essential to establishing and maintaining our technology leadership position. We cannot assure you that our competitors will not independently develop technologies that are similar to ours.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult. While we cannot determine the extent to which piracy of our software products occurs, we expect software piracy to be a persistent problem. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States and many foreign countries do not enforce these laws as diligently as U.S. government agencies and private parties.


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